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                                                                    EXHIBIT 4.3






                      J.B. HUNT TRANSPORT SERVICES, INC.

                          DEFERRED COMPENSATION PLAN









                         EFFECTIVE DATE: MARCH 1, 1998

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         J.B. HUNT TRANSPORT SERVICES, INC. DEFERRED COMPENSATION PLAN

                                     INDEX

SECTION:

I.     Name and Purpose                                        1

II.    Effective Date                                          1

III.   Definitions                                             1

IV.    Eligibility                                             2

V.     Administration of the Plan                              2

VI.    Election to Participate                                 2

VII.   Plan Accounts                                           3

VIII.  Method of Distribution of Deferred Compensation         3

IX.    Offset for Obligations to Employer                      4

X.     Liability of Employer                                   4

XI.    Change in Distribution Schedule                         4

XII.   Benefit Plans                                           5

XIII.  Rights of a Participant                                 6

XIV.   Amendment and Termination                               6

XV.    Determination of Benefits                               6

XVI.   Notices                                                 7

XVII.  General Provisions                                      7

XVIII. Unfunded Status of Plan                                 8

XIX.   Rights to Benefits                                      9

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         J.B. HUNT TRANSPORT SERVICES, INC. DEFERRED COMPENSATION PLAN

I. NAME AND PURPOSE

The name of the plan is the J.B. Hunt Transport Services, Inc. Deferred Compensation Plan (the "Plan"). Its purpose is to provide certain individuals with the opportunity to defer receipt of their compensation to a future date. J.B. Hunt Transport Services, Inc. ("J.B. Hunt") has adopted this program in recognition of the valuable service of eligible individuals and the desire to provide them with additional flexibility in their personal financial planning.

II. EFFECTIVE DATE

The Plan shall be effective as of March 1, 1998.

III. DEFINITIONS

  (a) ACCOUNT means the balance credited to a Participant's or Beneficiary's Plan account, including contribution credits and deemed income, gains and losses (to the extent realized as determined by the Employer, in its discretion) credited thereto. A Participant's or Beneficiary's Account shall be determined as of the date of reference.

  (b) BENEFICIARY means any person or persons so designated in accordance with the provisions of Section XI.

  (c) BASE SALARY means salary amounts designated as base salary by the Board of Directors received by the Participant excluding overtime, bonuses, commissions, and other extraordinary compensation.

  (d) BONUS means the amount of compensation received by the Participant which is designated as a bonus by the Board of Directors.

  (e) COMMISSION means the amount of compensation received by the Participant which is designated as a commission by the Board of Directors.

  (f) COMMITTEE MEETING FEE means the amount of compensation received by the Participant which is designated as a committee meeting fee by the Board of Directors.

  (g)  COMPANY STOCK means the common stock of J.B. Hunt Transport Services,
  Inc.

  (h) DIRECTOR means a member of the Board of Directors of J.B. Hunt Transport Services, Inc.

  (i) EMPLOYER means J.B. Hunt Transport Services, Inc. and its successors and assigns unless otherwise herein provided, or any other corporation or business organization which, with the

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  consent of J.B. Hunt Transport Services, Inc., or its successors or assigns, assumes the Employer's obligations hereunder, or any other corporation or business organization which agrees, with the consent of J.B. Hunt Transport Services, Inc., to become a party to the Plan.

  (j) PLAN QUARTER means the three (3) month period ending on the March 30, June 30, September 30 and December 31 of each year during which the Plan is in effect.

  (k) PLAN YEAR means the twelve (12) month period ending on the December 31 of each year during which the Plan is in effect, provided that the first Plan Year shall commence on March 1, 1998 and end on December 31, 1998.

  (l) RETAINER means the amount of compensation received by the Participant which is designated as a retainer by the Board of Directors.

  (m)  TRUST means the trust fund established pursuant to the Plan.

  (n) TRUSTEE means the trustee named in the agreement establishing the Trust and such successor and/or additional trustees as may be named pursuant to the terms of the agreement establishing the Trust.

IV. ELIGIBILITY

An employee shall be eligible to participate in the Plan if the employee is considered a Highly Compensated Employee under the provisions of Internal Revenue Code Section 414(q), is a member of management as determined by the Board of Directors, is among the top two (2) percent of employees when ranked by total wages paid to the employee and the employee has been approved to participate in the Plan by the Board of Directors of the Employer. In no event shall any employee become eligible to participate in the Plan if such employee would not be considered a member of a select group of management or highly compensated for purposes of the Employee Retirement Income Security Act of 1974 (ERISA). Any Director shall be eligible to participate in the Plan upon appointment and approval by the Board of Directors of the Employer.

Any eligible individual who elects to participate in the Plan is hereinafter referred to as a "Participant". Should a Participant cease to be considered a member of a select group of management or highly compensated for purposes of ERISA prior to termination of employment, disability, or death, the Participant's account shall become immediately distributable in a lump sum payment.

V. ADMINISTRATION OF THE PLAN

The Plan will be administered by the Board of Directors of the J.B. Hunt Transport Services, Inc. ("Board of Directors") or its designee. The Board of Directors will have the right to interpret the provisions of the Plan. However, no Participant may partake in any decision which would specifically affect his or her own deferral account.

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VI. ELECTION TO PARTICIPATE

  (a) BASE SALARY DEFERRALS - Any eligible individual may irrevocably elect, prior to the beginning of each Plan Year, but no later than the December 15th preceding the beginning of the Plan Year, to participate in the Plan and defer receipt of all or part of the Base Salary (as defined in SECTION III) earned during the Plan Year that would otherwise have been payable to him or her, to a distribution date defined in SECTION VIII. A new Participant may make an election with respect to future cash compensation, including cash compensation earned in the first year of eligibility, within 30 days after becoming eligible.

       BONUS AND COMMISSION DEFERRALS - Any eligible individual may irrevocably elect, prior to the beginning of each Plan Quarter, but no later than 15 days prior to the beginning of such Plan Quarter, to participate in the Plan and defer receipt of all or part of the Bonus and/or Commission (as defined in SECTION III) payable with respect to services performed during such Plan Quarter that would otherwise have been payable to him or her, to a distribution date defined in SECTION VIII. A new Participant may make an election with respect to future cash compensation at any time prior to the first calendar quarter for which he or she is eligible to receive a Bonus and/or Commission.

       RETAINER DEFERRALS - Any eligible individual may irrevocably elect, prior to the beginning of each Plan Year, but no later than the December 15th preceding the beginning of the Plan Year, to participate in the Plan and defer receipt of all or part of the Retainer (as defined in SECTION III) earned during the Plan Year that would otherwise have been payable to him or her, to a distribution date defined in SECTION VIII. A new Participant may make an election with respect to future cash compensation, including cash compensation earned in the first year of eligibility, within 30 days after becoming eligible.

       COMMITTEE MEETING FEE DEFERRALS - Any eligible individual may irrevocably elect, prior to the beginning of each Plan Quarter, but no later than 15 days prior to the beginning of such Plan Quarter, to participate in the Plan and defer receipt of all or part of the Committee Meeting Fee (as defined in SECTION III) payable with respect to services performed during such Plan Quarter that would otherwise have been payable to him or her, to a distribution date defined in SECTION VIII. A new Participant may make an election with respect to future cash compensation at any time prior to the first calendar quarter for which he or she is eligible to receive a Committee Meeting Fee.

  (b) The election will be made on a written form called a "Notice of Election", signed by the Participant, and delivered to the Board of Directors or its designee. This election will continue in effect for future years in which the Participant is eligible to participate unless the Participant submits a written request revoking or revising his or her election on a Notice of Election form.

  Any revocation will be applicable only to compensation the Participant may earn for services performed in the future, provided that the signed Notice of Election form has been received by the Board of Directors or its designee at least 15 days prior to its effective date.

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  (c)  Nothing in this SECTION VI prevents a Participant from filing an election not to participate for a calendar year and thereafter filing another election to participate in the Plan for any subsequent calendar year.

VII. PLAN ACCOUNTS

There shall be established and maintained by the Employer a separate Plan Account in the name of each Participant for each Plan Year for which the Participant has elected to defer a portion of his or her compensation. The Plan Account shall at all times be one hundred percent (100%) vested in the Participant, and to which shall be credited or debited: (a) amounts equal to the Participant's deferred compensation (Compensation Deferrals) which are attributable to the Plan Year for which the Plan Account was created, (b) an amount which the Employer may from time to time contribute to any or all of the Participants in the Plan in its sole discretion which occur during the Plan Year for which the Plan Account has been created, and (c) amounts equal to deemed income, gains, or losses (to the extent realized, based upon deemed fair market value of the Plan Account's deemed assets, as determined by the Employer, in its discretion) attributable or allocable to (a) and (b). The Board of Directors shall have the discretion to allocate such deemed income, gains, or losses among Plan Accounts pursuant to such allocation rules as the Board of Directors deems to be reasonable and administratively practicable.

Amounts equal to the Compensation Deferrals and Employer contribution credits will be paid by Employer to the Trust with reasonable promptness after the total of such Compensation Deferrals and Employer contribution credits during any month or other period has been determined.

VIII. METHOD OF DISTRIBUTION OF DEFERRED COMPENSATION

  (a) Distribution of a Participant's Plan Account balance will commence on June 1 of the third Plan Year subsequent to the Plan Year for which the Plan Account was created (i.e., distribution of deferrals occurring during the 1998 Plan Year will commence on June 1, 2001). The Participant shall have the ability to elect to receive distribution of his or her Plan Account balance in the form of cash or Company Stock or a combination of cash and Company Stock as follows:

     (1) CASH DISTRIBUTION - The Participant's account balance shall be payable in equal annual installments over three (3) years.

     (2) COMPANY STOCK DISTRIBUTION - The Participant's Plan Account balance which is not paid in cash shall be payable in equal annual installments over three (3) years in the form of Company Stock. The number of shares of Company Stock distributed in each annual installment will be equal to 100% of the amount which would have otherwise been payable under the Cash Distribution option in (1) above divided by the fair market value of one share of Company Stock on the date of the distribution. An election to receive a Company Stock distribution will only be granted if at least the lesser of 50% of the Plan Account balance or $25,000 is received in the form of Company Stock.

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  (b)  Cash amounts held pending distribution shall continue to accrue earnings as provided in SECTION VII until the date of distribution. Any excess amount held at the end of the distribution period elected in (a) above, shall be included in and increase the amount of the last payment. Any tax required by any governmental authority to be withheld shall be deducted from each distribution under the Plan.

  (c) The annual installments will be made on the business day coinciding with or next following June 1.

  (d) The Participant shall make an election upon entering the Plan to elect a form of payment of distributions from the Plan Account for the first Plan Year which is allowed under Section VIII(a). This election will continue in effect for future Plan Years in which Participant elects to defer compensation unless the Participant submits a written request revising his or her elections on a Notice of Election form. Such election shall be made on forms provided by the Employer not later than December 15th of the Plan Year prior to the Plan Year for which the election is to be effective. No election to change the form of payment shall be allowed after a participant has resigned his or her position with the Employer except as otherwise provided under the Plan.

IX.  OFFSET FOR OBLIGATIONS TO EMPLOYER

If, at such time as the Participant becomes entitled to benefit payments hereunder, the Participant has any debt, obligation or other liability representing an amount owing to the Employer or an affiliate of the Employer, and if such debt, obligation, or other liability is due and owing at the time benefit payments are payable hereunder, the Employer may offset the amount owing it or an affiliate against the amount of benefits otherwise distributable hereunder.

X.  LIABILITY OF EMPLOYER

Except as provided below, all contributions to be made as required by this Plan by any Employer participating in the Plan ("Participating Employer") shall be determined separately and shall be paid to and held by the Trustee for the exclusive benefit of the Participant who is an employee of such Participating Employer and the beneficiaries of such Participant, subject to all the terms and conditions of this Plan. No other Participating Employer shall be held liable for any contributions to be made by any other Participating Employer.
On the basis of the information furnished by the Board of Directors or its designee, the Trustee shall keep separate books and records concerning the affairs of each Participating Employer hereunder and as to the accounts and credits of the Participants of each Participating Employer.

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XI. CHANGE IN DISTRIBUTION SCHEDULE

  (a) In the event of the death of a Participant before full payment of the Participant's account balance has been made, the Trustee shall pay the remaining balance of any deferred amount in one lump sum to the individual designated as Primary Beneficiary on the latest executed "Notice of Change of Beneficiary" form on file within a reasonable time period but not later than 180 days after the date of the death of the Participant. If the Primary Beneficiary designated on the latest executed "Notice of Change of Beneficiary" form is no longer living, the Trustee shall pay the remaining balance of any deferred amount in one lump sum to the individual designated as Secondary Beneficiary on the latest executed "Notice of Change of Beneficiary" form on file. If the Secondary Beneficiary designated on the latest executed "Notice of Change of Beneficiary" form is no longer living, the Trustee shall pay the remaining balance of any deferred amount in one lump sum to the Participant's estate.

  If a Participant wishes to change the beneficiary he or she has previously designated, he or she may do so at any time by submitting a "Notice of Change of Beneficiary" form to the Board of Directors or its designee.

  (b) In the event of permanent disability (as defined below) before full payment of a Participant's account balance has been made, the Trustee upon direction from the Board of Directors (in its sole discretion) shall be permitted to pay the balance of any deferred amount in one lump sum. Such payouts shall be made to the Participant or the legal representative of such Participant pursuant to paragraph (c) of SECTION XVII.

  PERMANENT DISABILITY: The Participant will be considered permanently disabled for the purposes of this Plan if, based on medical evidence, the Board of Directors determines that the Participant (1) is totally disabled, mentally or physically; (2) will remain so for the rest of his or her life; and (3) is therefore unable to continue his or her services to the Employer.

  (c) In the event of a Participant's "unforeseeable emergency", the Participant may submit a written petition to the Board of Directors for an
  early withdrawal from his or her remaining account balance.   The Board of
  Directors has sole discretion in the determination of the merits of petitioner's "Unforeseeable Emergency" petition. Any early withdrawal approved by the Board of Directors is limited to the amount necessary to meet the emergency.

  UNFORESEEABLE EMERGENCY: An unforeseeable emergency is severe financial hardship to the Participant resulting from (1) a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Internal Revenue Code Section 152(a)) of the Participant, (2) loss of the Participant's property due to casualty, (3) or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

  The need to send a Participant's child to college or the desire to purchase a home are not considered to be unforeseeable emergencies.

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  (d)  If a Participant wishes to modify the payment schedule noted at SECTION
  VIII, he or she must submit a written petition to the Board of Directors for such change. The Board of Directors has sole discretion in whether to permit the requested change. The written petition must be submitted to the Board of Directors or its designee prior to December 15th of the Plan Year immediately preceding the Plan Year in which distribution is otherwise scheduled to commence.

  (e) A Participant may receive the benefit payable under the Plan upon submission of a written request to and approval by the Board of Directors at any time prior to any of the events stated in this Section XI; however the benefit payable will be reduced by an amount equal to the cumulative earnings on the amount deferred but in no event will the reduction be less than 10% of the Participant's Account balance. Such distribution will constitute a complete distribution of the Participant's Plan Account.

XII. BENEFIT PLANS

The amount of each Participant's Base Salary, Bonus and/or Commission which he elects to defer under the Plan shall not be deemed to be compensation for the purpose of calculating the amount of Participant benefits or contributions under a pension plan or retirement plan (qualified under Section 401(a) of the Internal Revenue Code), the amount of life insurance payable under any life insurance plan established or maintained by the Employer, or the amount of any disability benefit payments payable under any disability plan established or maintained by the Employer, except to the extent specifically provided in any such plan.

XIII. RIGHTS OF A PARTICIPANT

Establishment of the Plan shall not be construed as giving any Participant the right to be retained in the Employer's service or employ or the right to receive any benefits not specifically provided by the Plan.

Income deferred under this Plan will not be segregated from the general funds of the Employer and no Participant will have any claim on any specific assets of the Employer. To the extent that any Participant acquires a right to receive benefits under this Plan, his or her right will be no greater than the right of any unsecured general creditor of the Employer and is not assignable or transferable except to his or her estate as defined in SECTION XI.

XIV. AMENDMENT AND TERMINATION

  (a) The Plan may be amended from time to time by resolution of the Board of Directors to comply with changes in the laws of the State and Federal Government having jurisdiction over the Employer. The amendment of any one or more provisions of the Plan shall not affect the remaining provisions of the Plan. No amendment shall reduce any benefits accrued by any Participant prior to the amendment.

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  (b)  The Board of Directors has the right to terminate the Plan at any time.
  Any amount accumulated prior to the Plan's termination will continue to be subject to the provisions of the Plan.

XV. DETERMINATION OF BENEFITS

  (a) CLAIM - A person who believes that he is being denied a benefit to which he is entitled under the Plan ( hereinafter referred to as a "Claimant") may file a written request for such benefit with the Employer, setting forth his claim. The request must be addressed to the President of the Participating Employer related to the Participant at its then principal place of business.

  (b) CLAIM DECISION - Upon receipt of a claim, the Participating Employer shall advise the Claimant that a reply will be forthcoming within 90 days and shall, in fact, deliver such reply within such period. The Participating Employer may, however, extend the reply period for an additional 90 days for reasonable cause. If the claim is denied in whole or in part, the Participating Employer shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

     (1)  The specific reason or reasons for such denial;

     (2) The specific reference to pertinent provisions of this agreement upon which such denial is based;

     (3) A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;

     (4) Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

     (5)  The time limits for requesting a review.

  (c) REQUEST FOR REVIEW - Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Board of Directors review the determination of the Participating Employer. Such request must be addressed to the Board of Directors at the J.B. Hunt Transport Services, Inc. principal place of business. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Employer. If the Claimant does not request a review of the Participating Employer's determination by the Board of Directors within such sixty (60) day period, he shall be barred and stopped from challenging the Participating Employer's determination.

                                     8
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  (d)  REVIEW OF DECISION - Within sixty (60) days after the Board of
  Director's receipt of a request for review, he will review the Participating Employer's determinations. After considering all materials presented by the Claimant, the Board of Directors will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Board of Directors will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

XVI. NOTICES

Notices and elections under this Plan must be in writing. A notice or election is deemed delivered if it is delivered personally or mailed by registered or certified mail to the person at his or her last known business address.


XVII. GENERAL PROVISIONS

  (a) CONTROLLING LAW. Except to the extent superseded by federal law, the laws of the State of Arkansas shall be controlling in all matters relating to the Plan, including construction and performance thereof.

  (b) CAPTIONS. The captions of Section and paragraphs of this Plan are for the convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

  (c) FACILITY OF PAYMENT. Any amounts payable hereunder to any Participant who is under legal disability or who, in the judgment of the Board of Directors, is unable to properly manage his or her financial affairs may be paid to the legal representative of such Participant or may be applied for the benefit of such Participant in any manner which the Board of Directors may select, and any such payment shall be deemed to be payment for such Participant's account and shall be a complete discharge of all liability of the Employer with respect to the amount so paid.

  (d) WITHHOLDING OF PAYROLL TAXES. To the extent required by the laws in effect at the time compensation or deferred compensation payments are made, the Employer shall withhold from such compensation, or from deferred compensation payments made hereunder, any taxes required to be withheld for federal, state or local government purposes.

  (e) ADMINISTRATIVE EXPENSES. All expenses of administering the Plan shall be borne by the Employer. No part thereof shall be charged against any Participant's account or any amounts distributable hereunder.

                                     9
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  (f)  Any Provision of this Plan prohibited by the law of any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition without invalidating the remaining provisions hereof.

  (g) Except as otherwise expressly provided herein, no member of the Board of Directors of the Employer and no officer, employee, or agent of the Employer, shall have any liability to any person, firm, or corporation based on or arising out of the Plan, except in the case of gross negligence or fraud.

XVIII. UNFUNDED STATUS OF PLAN

It is the intention of the parties that the arrangements herein described be unfunded for tax purposes and for purposes of Title I of ERISA. Plan Participants have the status of general unsecured creditors of the Employer. The Plan constitutes a mere promise by the Employer to make payments in the future.

The Employer shall establish the Trust(s) with the Trustee, pursuant to such terms and conditions as are set forth in the Trust agreement(s) to be entered into between the Employer and the Trustee. The Trust is intended to be treated as a "grantor" trust under the Internal Revenue Code of 1986 and the Regulations thereunder, as amended from time to time, and the establishment of the Trust is not intended to cause Participants to realize current income on amounts contributed thereto, and the Trust shall be so interpreted.

XIX. RIGHTS TO BENEFITS

A Participant's rights to benefit payments under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the participant or the participant's beneficiaries.

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